SHARE AND WARRANT PURCHASE AGREEMENT

This SHARE AND WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of October 11, 2010, by and between RADCOM LTD., an Israeli company listed on the Nasdaq Capital Market (the “Company”), and the purchasers listed on Schedule I hereto (each a “Purchaser” and collectively, the “Purchasers”).

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to sell to the Purchasers and the Purchasers, severally and not jointly, desire to purchase from the Company Ordinary Shares, par value of NIS 0.20 each  (“Ordinary Shares”), of the Company pursuant to the terms and conditions of this Agreement; and

WHEREAS, concurrently with the sale of the Ordinary Shares and subject to the terms and conditions set forth in this Agreement and in the Warrants, the Company desires to grant the Purchasers, and the Purchasers, severally and not jointly, desire to receive from the Company Warrants to purchase one Ordinary Share per three Ordinary Shares issued pursuant to this Agreement (the “Warrants”); and

WHEREAS, concurrently with the sale of the Ordinary Shares and the grant of the Warrants, the Company desires to grant the Purchasers registration rights with respect to the Ordinary Shares and the shares underlying the Warrants, and the Purchasers, severally and not jointly, desire to receive such registration rights;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:

SECTION 1:  DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” of a specified Person shall mean a Person that directly or indirectly controls or is controlled by, or is under common control with, such specified Person. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Friday, Saturday, Sunday or such other day on which banks in the State of Israel or the State of New York are required or authorized to close.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Date” means the 30th day following the Closing.

“Losses” shall have the meaning set forth in Section 6.4(a).

“Material Adverse Effect” means any of the following: (a) an effect which would adversely affect the performance, legality, validity or enforceability of this Agreement or (b) an effect which has or results in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, provided, however, that any adverse change or development attributable to any one or more of the following shall not, by itself, be deemed to constitute a Material Adverse Effect on the Company: (i) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company conducts a material portion of its business, (ii) any events, circumstances, changes or effects that affect the industries in which the Company operates, (iii) any changes in laws applicable to the Company or of its properties or assets or changes in GAAP, in each case, occurring after the date of this Agreement, (iv) the negotiation, announcement or performance of this Agreement, and (v) any failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period.

“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means (i) the Ordinary Shares purchased and sold pursuant to this Agreement, as well as the Warrant Shares and (ii) any shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Ordinary Shares and the Warrants Shares described in clause (i) above; excluding in all cases, however, any Registrable Securities transferred in a transaction in which registration rights under this Agreement are not assigned in accordance with this Agreement, provided, however, that Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

“Registration Statement” means the initial registration statement regarding which the Company shall use its commercially reasonable efforts to file, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means any day on which the Nasdaq Stock Market is open for trading.

“Warrant Shares” means the Ordinary Shares that may be purchased upon exercise of the Warrants.

SECTION 2:  PURCHASE AND SALE OF SECURITIES

2.1           Purchase and Sale of the Shares.

(a)           Subject to the terms and conditions set forth in this Agreement and in reliance upon each party’s representations set forth below, on the Closing Date, the Company shall sell to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company the number of Shares as is set forth opposite their respective names on Schedule I hereto (collectively, the “Shares”), at a purchase price per Ordinary Share equal to (x) the average closing market price of the Ordinary Shares of the Company on the Nasdaq Capital Market during the thirty (30) Trading Day period ending on the Trading Day prior to the execution date of this Agreement (“Average Share Price”), minus (y) a discount of 12% of the Average Share Price (the “Purchase Price”).  Except as otherwise indicated, all references in this Agreement to “$” or “dollars” shall be to United States dollars (US$).

(b)           Subject to the terms and conditions set forth in this Agreement and in further detail in the Warrant, the form of which is attached hereto as Annex A, and in reliance upon each party’s representations set forth below, on the Closing Date the Company shall grant each Purchaser a Warrant to purchase one Ordinary Share for each three Ordinary Shares purchased by such Purchaser pursuant to Section 2.1(a) hereof. The Warrants will be exercisable until the third anniversary of the Closing for an exercise price per Ordinary Share equal to the Purchase Price plus 25%.

(c)           The closing of such sale and purchase (the “Closing”) shall take place at 1:00 P.M., Israel time, within two Business Days from the date all conditions set forth in this Agreement have been satisfied (and solely with respect to the purchase of Shares by Mr. Zohar Zisapel, within two Business Days from the date of the Company’s shareholders’ meeting approving certain transactions described in this Agreement), or such other date as the parties agree to in writing (the “Closing Date”), at the offices of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., 2 Weizmann Street, Tel Aviv, Israel, or such other location as the parties shall mutually select.

(d)           At the Closing, and as a condition thereto, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered: (A) the Company shall deliver to each Purchaser all appropriate documents demonstrating the satisfaction of the closing conditions set forth in Sections 7.3 and 7.5 hereof; (B) the Purchasers shall each transfer their respective part of the aggregate Purchase Price to the Company in cash in United States dollars by wire transfer of immediately available funds to the account of the Company set forth below; (C) within seven (7) Business Days from Closing, the Company shall instruct its transfer agent to deliver to each Purchaser a stock certificate in the name of such Purchaser evidencing the number of Shares to be transferred to such Purchaser; and (D) the Company shall deliver a signed Warrant to each Purchaser.  The wire instructions for the Company’s account are as follows:

Bank Name:	Hapoalim Bank, Atidim Branch 765
Address:	Dvora Hanevia St. Building no. 4, Tel Aviv 58167, Israel
ABA No.:	026 008 866
Account Name:	Radcom Ltd.
Account No.:	384337
Swift Code:	POALILIT
IBAN:	IL12-0127-6500-0000-0384-337

SECTION 3:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers, as of the date hereof and the Closing Date, as follows:

(a)           Organization and Qualification.  The Company is a company duly organized and validly existing under the laws of the State of Israel.  The Company has the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Authorization; Enforcement.  The Company has, subject to the Company Required Approval (which is required only for a certain portion of the transaction as described in Section 3(f) below), the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to general equity principles.

(c)           Capitalization.  The authorized share capital of the Company consists of 9,997,670 Ordinary Shares, of which 5,454,503 Ordinary Shares were issued and outstanding as of October 11, 2010.  No securities of the Company are entitled to preemptive or similar rights, nor is any holder of the securities of the Company entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of this Agreement.

(d)           Shares.  Upon delivery to the Purchasers, the Shares will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances, rights of first refusal of any kind and any adverse claims of any third parties. Upon exercise of the Warrant in accordance with its terms, the Warrant Shares will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, rights of first refusal of any kind and any adverse claims of any third parties.

(e)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s memorandum or articles of association, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, instrument (evidencing a Company debt) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to obtaining the Company Required Approval, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject; except in the case of each of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

(f)           Filings, Consents and Approvals.  Except for the approval to be obtained by the Company from its shareholders in their November 2010 extraordinary meeting with respect solely to Shares to be purchased by Mr. Zohar Zisapel, the Company's Chairman of the Board (the “Company Required Approval”), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than those whose failure to be obtained shall not be reasonably expected to have a Material Adverse Effect.

(g)           SEC Documents; Financial Statements.  The Company has filed all reports required to be filed by it under the Exchange Act with the SEC, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the “Securities Laws”), and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC or the Nasdaq Capital Market. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the Securities Laws with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods covered therein (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly and accurately present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the respective dates thereof and the results of operations and cash flows for the respective periods then ended, subject, in the case of unaudited statements, to normal,  year-end audit adjustments.

(h)           Material Changes.  From December 31, 2009 to the date of this Agreement, except as specifically disclosed in the SEC Documents, (a) there has been no event, occurrence or development that has or that would reasonably be expected to result in a Material Adverse Effect, (b) the Company has not altered its method of accounting or the identity of its auditors and (c) the Company has not declared or made any payment or distribution of cash or other property to its shareholders.

 (i)           Certain Fees.  Except for a 6% commission fee to be paid by the Company to Roth Capital Partners, LLC for Purchasers participating due to Roth Capital Partners, LLC's solicitation, no fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  The Company shall indemnify and hold harmless the Purchasers from and against all fees, commissions or other payments owing by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person acting on behalf of the Company in connection with the transactions contemplated by this Agreement.

(j)           No Public Offer.  Assuming the accuracy of the Purchaser’s representations and warranties in Section 4 hereof (solely to the extent any breach thereof entails a breach of the following representation), neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Shares, the Warrants and/or the Warrant Shares hereunder not exempt from the registration requirements of Section 5 of the Securities Act or the Israeli Securities Law, 5728-1968.  The Shares and Warrants, when issued and allotted hereunder, and the Warrant Shares, when issued upon exercise of the Warrants, will be offered and sold in compliance with all applicable U.S. federal and state and Israeli securities laws.

Each of the Purchasers acknowledges and agrees that the Company does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants to the Company, as of the date hereof and the Closing Date, as follows:

(a)           Organization; Authority.  Such Purchaser, if an entity, is an entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and has  the requisite personal, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The purchase by such Purchaser of the Shares to be acquired by it hereunder has been duly authorized by all necessary action on the part of such Purchaser.  This Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to general equity principles.

(b)           Investment Intent.  Such Purchaser is, and will be, acquiring the Shares, the Warrants and, if applicable, the Warrant Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares, the Warrants and, if applicable, the Warrant Shares or any part thereof, without prejudice, however, to such Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares, the Warrants or the Warrant Shares in compliance with applicable securities laws.  Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute the Shares, the Warrants or the Warrant Shares.

(c)           Purchaser Status.  At the time such Purchaser was offered the Shares and the Warrants, he, she or it was, and at the date hereof he, she or it is, and on the Closing Date he, she or it will be either (a) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (b) not a “U.S. Person” within the meaning of Regulation S promulgated under the Securities Act and is not acquiring the Shares or Warrants for the account of a U.S. Person, each as set forth opposite such Purchaser’s name on Schedule I hereto, as applicable.  Unless otherwise set forth in Schedule I hereto, if such Purchaser is located in, or organized under the laws of, the State of Israel, such Purchaser was, at the time it was offered the Shares, and is, at the date hereof, and will be on the Closing Date, an exempted investor of a type listed in the Addendum to Section 15A(b)(1) of the Israeli Securities Law, 5728-1968 as set forth opposite such Purchaser’s name on Schedule I hereto. Such Purchaser is not registered as a broker-dealer under the Exchange Act.

(d)           Experience of such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

(e)           Ability of such Purchaser to Bear Risk of Investment.  Such Purchaser is able to bear the economic risk of an investment in the Shares and Warrants and, at the present time, is able to afford a complete loss of such investment.

(f)           Reliance.  Such Purchaser understands and acknowledges that (i) the Shares and Warrants are being offered and sold to it without registration under the Securities Act in a private placement that is intended to be exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

(g)           No Conflicts.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation by the Purchaser of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of such Purchaser’s memorandum or articles of association or similar formation documents, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, instrument or other understanding to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Purchaser is subject; except, with respect to clauses (ii) or (iii) (other than with respect to federal and state securities laws) for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement.

(h)           Certain Fees.  No fees or commissions will be payable by such Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  The Purchasers shall indemnify and hold harmless the Company from and against all fees, commissions or other payments owing by the Purchasers to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person acting on behalf of the Purchasers in connection with the transactions contemplated by this Agreement.

(i)           Independence of Shareholding.   Except as set forth in the SEC Documents, such Purchaser is independently holding the Ordinary Shares to be purchased hereunder, as well as any other Ordinary Shares held by him, and does not cooperate or otherwise acts in concert with any other shareholder/s of the Company in a manner that will cause such Purchaser to be deemed to hold his Ordinary Shares "jointly" (as such term is defined in the Israeli Companies Law – 1999) with any other shareholder/s of the Company.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

5.1           Resale of Securities.

(a)           Each Purchaser, severally and not jointly, covenants that (i) it will observe all applicable securities law, (ii) it will not sell or otherwise transfer the Shares, the Warrants or the Warrant Shares except pursuant to an effective registration statement under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder and, if such sale is made in Israel, under the Israeli Securities Law, 5728-1968 and the rules and regulations promulgated thereunder.

(b)           The certificates evidencing the Shares, the Warrants and the Warrant Shares will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Promptly following the satisfaction of all of the applicable conditions in Rule 144 or in connection with sales of Shares that are otherwise permitted by the applicable securities laws, at the request of the Purchasers, the Company shall cooperate, and shall instruct its counsel to cooperate, with the Purchasers to have, and shall promptly cause, the restrictive legend pursuant to this Section 5.1(b) promptly removed from the certificates representing such Shares referred to in such written request, and be replaced with certificates which do not bear such restrictive legends.

5.2           Further Assurance.  Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

5.3           Publicity and Reports.  Each of the parties hereto shall cooperate and shall use their reasonable efforts to agree on the form and substance of any press releases to be issued relating to the transactions contemplated by this Agreement, provided that no party shall be precluded from making such filings or giving such notices as may be required by law or the applicable rules of any stock market.

5.4           Restrictions on Short Sales.  Each Purchaser represents, warrants and covenants that neither such Purchaser nor any Affiliate of such Purchaser which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Shares, the Warrants and the Warrant Shares, or (z) is subject to such Purchaser’s review or input concerning such Affiliate’s investments or trading, has or will, directly or indirectly, during the period beginning on the date on which the Company first contacted such Purchaser regarding the transactions contemplated by this Agreement (and involving the Company) and ending on the date which is the first Trading Day after the Company makes its first public disclosure regarding the transactions contemplated by this Agreement, engaged in (i) any “short sales” (as such term is defined in Rule 3b-3 promulgated under the Exchange Act) of the Ordinary Shares, including, without limitation, the maintaining of any short position with respect to, establishing or maintaining a “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, entering into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of Ordinary Shares, other securities, cash or other consideration) that transfers to another, in whole or in part, any economic consequences or ownership, or otherwise dispose of, any of the Shares or Warrant Shares by the Purchaser or (ii) any hedging transaction which establishes a net short position with respect to the Shares or Warrant Shares (clauses (i) and (ii) together, a “Short Sale”); except for (A) Short Sales by the Purchaser or Affiliate of such Purchaser which was, prior to the date on which such Purchaser was first contacted by the Company regarding the transactions contemplated by this Agreement, a market maker for the Ordinary Shares, provided that such Short Sales are in the ordinary course of business of such Purchaser or Affiliate of such Purchaser and are in compliance with the Securities Act, the rules and regulations of the Securities Act and such other securities laws as may be applicable, (B) Short Sales by the Purchaser or an Affiliate of such Purchaser which by virtue of the procedures of such Purchaser are made without knowledge of the transactions contemplated by this Agreement or (C) Short Sales by the Purchaser or an Affiliate of such Purchaser to the extent that such Purchaser or Affiliate of such Purchaser is acting in the capacity of a broker-dealer executing unsolicited third-party transactions.

5.5           Office of Chief Scientist Undertaking. Each Purchaser hereby covenants to execute and deliver concurrently with the signing of this Agreement, an undertaking to the Office of the Chief Scientist in the form of Exhibit 5.5 hereto, to the extent required pursuant to applicable law.

5.6           Use of Proceeds. The proceeds from the investment hereunder shall be used by the Company in accordance with the Company’s budget, as such budget is approved by the Company’s Board of Directors from time to time.

SECTION 6.  REGISTRATION RIGHTS

6.1.           The Registration.  On or prior to the Filing Date, the Company shall use its commercially reasonable efforts to prepare and file with the SEC a Registration Statement covering the resale of all Registrable Securities (other than Registrable Securities held by a Purchaser who waived his right to have the Registrable Shares purchased by him hereunder to be registered pursuant to this Section 6) for an offering to be made on a continuous basis pursuant to Rule 415.  Such Registration Statement shall be on Form F-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form F-3, in which case such registration shall be on another appropriate form in accordance herewith) and shall contain (except if otherwise directed by the Purchasers and agreed by the Company) the “Plan of Distribution” attached hereto as Annex B.  The Company shall take all reasonable steps required to cause such Registration Statement to become effective and remain effective as provided herein. The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use, subject to applicable law, its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until the date which is three (3) years after the date that such Registration Statement is declared effective by the SEC or such earlier date when all Registrable Securities covered by such Registration Statement have been sold or all such Registrable Securities may be sold  without volume or other restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Purchasers (the “Effectiveness Period”).

6.2           Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(a)           Not less than four Trading Days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto, (i) furnish to the Purchasers copies of all such documents proposed to be filed (including documents incorporated or deemed incorporated by reference, unless such documents are already publicly available) which documents will be subject to the reasonable review of such Purchasers, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to conduct a reasonable investigation within the meaning of the Securities Act.  The Company shall not file the Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Purchasers of a majority of the Registrable Securities shall reasonably object in good faith in writing within such four Trading Day period.

(b) (i)      Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the Registrable Securities for the Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and, as promptly as reasonably possible, upon request, provide the Purchasers true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act in order to facilitate the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchasers thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c)           Notify the Purchasers of Registrable Securities to be sold as promptly as reasonably possible (and, in the case of (i)(A) below, not less than four Trading Days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) when the SEC notifies the Company whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto to each of the Purchasers); and (C) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           Use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e)           Furnish to each Purchaser, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference unless such documents are already publicly available, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(f)           Promptly deliver to each Purchaser, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request.

(g)           Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the selling Purchasers in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Purchaser requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject the Company to any material tax or similar liability in any such jurisdiction where it is not then so subject or (iii) execute a general consent to service of process in any jurisdiction where it is not then so subject.

(h)           Cooperate with the Purchasers to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the securities laws, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Purchasers may request.

(i)           Upon the occurrence of any event contemplated by Section 6.2(c)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)           Comply with all applicable rules and regulations of the SEC.

(k)          The Company may require each selling Purchaser to furnish to the Company a certified statement as to the number of Ordinary Shares beneficially owned by such Purchaser and, if requested by the SEC, the controlling person thereof.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Purchaser that such Purchaser shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such Registrable Securities as shall be required pursuant to the terms of the Selling Purchaser Questionnaire attached hereto as Annex C. Each Purchaser who desires that all or a portion of its Registrable Securities be included in the Registration Statement is hereby requested to send the Company a completed Selling Stockholder Questionnaire within seven (7) Trading Days of the date hereof.

6.3           Registration Expenses.  All fees and expenses relating to the registration of the Registrable Securities shall be borne by the Company other than fees and expenses, if any, of legal counsel or other advisers to the Purchasers or underwriting discounts, brokerage fees and commissions incurred by the Purchasers, if any.

6.4           Indemnification With Respect to the Registration Rights

(a)           Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, the officers, directors, agents and employees of each Purchaser from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, that (1) such untrue statements or omissions are based  upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, or to the extent that such information relates to such Purchaser or such Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that the Purchaser has approved Annex B hereto for this purpose) or (2) in the case of an occurrence of an event of the type specified in Section 6.2(c)(ii)-(v), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated.  The Company shall notify the Purchasers promptly of the institution, overt threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b)           Indemnification by Purchasers. Each Purchaser shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon: (x) such Purchaser’s failure to comply with the prospectus delivery or any other  requirements of the Securities Act or (y) any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising out of or based  upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Purchaser to the Company specifically for inclusion in such Registration Statement or such Prospectus or to the extent that (1) such untrue statements or omissions are based upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, or to the extent that such information relates to such Purchaser or such Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement (it being understood that the Purchaser has approved Annex B hereto for this purpose), such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (2) in the case of an occurrence of an event of the type specified in Section 6.2(c)(ii)-(v), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective; in each case up to the amount of net proceeds received by such Purchaser for the sale of Registrable Securities.

(c)           Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party (to the extent permitted by law, one counsel shall be employed for all indemnified parties) and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except to the extent that such failure shall have proximately prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ one separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable expenses of such counsel shall be at the expense of the Indemnifying Party).  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner consistent with this Section, but only to the extent covered within the definition of “Losses” above) shall be paid to the Indemnified Party, as incurred, within twenty (20) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d)           Contribution.  If a claim for indemnification under Section 6.4(a) or 6.4(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 6.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms. The maximum contribution by a Purchaser shall be an amount equal to the net proceeds received by such Purchaser for the sale of Registrable Securities.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.

SECTION 7.  PURCHASERS’ CLOSING CONDITIONS

The obligation of each Purchaser to purchase the Shares on the Closing Date shall be subject, in the absence of a written waiver by or on behalf of such Purchaser, to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

7.1           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date as though such warranties and representations were made at and as of such date.

7.2           Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

7.3           Company Officer’s Certificate.  Such Purchaser shall have received a certificate of the Company, dated the Closing Date, signed by the Chief Executive Officer, the President or the Chief Financial Officer of the Company, certifying that the conditions applicable to the Company, as specified in the foregoing Sections 7.1 and 7.2 hereof have been fulfilled.

7.4           Injunction.  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

7.5           Stock Certificates.  A copy of the instruction letter from the Company to its transfer agent regarding issuance of stock certificates evidencing the Shares shall be delivered to such Purchaser.

SECTION 8.  COMPANY’S CLOSING CONDITIONS

The obligation of the Company to sell the Shares on the Closing Date shall be subject, in the absence of a written waiver by the Company, to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

8.1           Representations and Warranties.  The representations and warranties of each of the Purchasers contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such warranties and representations were made at and as of such date.

8.2           Compliance with Agreement.  Each Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

8.3           Injunction.  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

8.4           Required Approvals. Solely with respect to the purchase of Shares by Mr. Zohar Zisapel, the Company Required Approval shall have been obtained.

SECTION 9.  INTERPRETATION OF THIS AGREEMENT

9.1           Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the 90th day following the filing of the Company’s annual report on Form 20-F for the year 2010 with the SEC.

9.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

9.3           Paragraph and Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 10.  TERMINATION

In the event that the Closing does not occur within one hundred and twenty (120) days after the date of this Agreement, then this Agreement shall be terminated and the rights and obligations of the parties hereto shall become null and void.

SECTION 11.  MISCELLANEOUS

11.1         Notices

(a)           All communications under this Agreement shall be in writing and shall be delivered by hand, electronic transmission or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

if to the Company:

Radcom Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
Fax: +972-3-6474681
Email: jonathanb@radcom.com
Attention:  Chief Financial Officer

each notice to the Company, with a copy to (which shall not constitute notice):

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
2 Weizmann Street 64239
Tel-Aviv, Israel
Facsimile:  +972-3-608-9808
Attention: Noam Nativ, Adv.

if to the Purchasers: to the addresses set forth in Schedule I.

(b)           Any notice so addressed shall be deemed to be given:  if delivered by hand, electronic mail or facsimile, on the date of such delivery (provided that any delivery of a notice by electronic mail is accompanied by a contemporaneous delivery of said notice by facsimile); if mailed by courier, on the third Business Day following the date of such mailing; and if mailed by registered or certified mail, on the seventh Business Day after the date of such mailing.

11.2           Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

11.3           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  No party shall be entitled to assign this Agreement without the prior written consent of the other parties.  Notwithstanding the foregoing, subject to the applicable securities law, any Purchaser shall be entitled to assign this Agreement to any Affiliates of such Purchaser without such consent, provided that at the time of such assignment, (i) the Company is given written notice by such Purchaser at the time of such assignment stating the name and address of such assignee, and the number of Shares and/or Warrants with respect to which such assignment is being made, and that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation, the provisions of this Section 11.3 and (ii) each assignee shall furnish the Company and the Company with the assignee’s written agreement to be bound by this Agreement and confirming the accuracy of the representations and warranties set forth in Section 4 with respect to such assignee.

11.4           Entire Agreement; Amendment and Waiver.  This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior agreements or understandings with respect to the subject matter hereof among such parties.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with the written consent of the Company and each of the Purchasers.

11.5           Severability.  In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

11.6           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

11.7           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

11.8           Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser.  Nothing contained herein or in this Agreement, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the date first hereinabove set forth.

THE COMPANY:

RADCOM  LTD.

By:________________________
Name:
Title:

THE PURCHASERS:	SUBSRIPTION AMOUNT:

[_____________]	US$

By:________________________
Name:
Title:

[_____________]	US$

By:________________________
Name:
Title:

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

Schedule I

Purchasers

Purchaser Name	Purchaser Address	Number of Shares	Aggregate Purchase Price	Number of Warrants	Investor Status*
Orington Holdings	50 Town Range, Suites 7b & 8b, Gibraltar	292,398	2,500,000	97,466	accredited investor
Avraham Neuman	10 Agmon Street, Ramat Efal 52960, Israel	39,766	340,000	13,255	accredited investor / Israeli non-institutional
Amit Gilon	4 Shtriker St., Tel-Aviv, Israel	29,825	255,000	9,942	accredited investor / Israeli non-institutional
Dan Barnea	Kerem Hazeitim 30 Savyon 56536, Israel	7,018	60,000	2,339	accredited investor / Israeli non-institutional
Benny Bergman	3 Daniel Frisch St. Tel Aviv 64731, Israel	5,263	45,000	1,754	accredited investor / Israeli non-institutional
Zohar Zisapel	24 Raoul Wallenberg Street, Tel Aviv, Israel	116,959	1,000,000	38,986	accredited investor / Israeli non-institutional
Iroquois Master Fund, Ltd	641 Lexington Ave., 26th Floor New York, NY 10022	32,164	275,000	10,721	accredited investor
Empery Asset Master, Ltd.	120 Broadway, Suite 1019 New York, NY 10271	16,082	137,500	5,361	accredited investor
Hartz Capital Investments, LLC	120 Broadway, Suite 1019 New York, NY 10271	16,082	137,500	5,361	accredited investor
Cranshire Capital LP	3100 Dundee, Suite 703 Northbrook, IL 60062	30,409	260,000	10,136	accredited investor
Freestone Advantage Partners, LP	3100 Dundee, Suite 703 Northbrook, IL 60062	1,754	15,000	585	accredited investor
Kingsbrook Opportnities Master Fund LP	c/o Kingsbrook Partners LP 590 Madison Avenue 27th Floor New York, NY 10022	32,166	275,019	10,722	accredited investor
Globis Capital Partners, LP	60 Broad Street, 38th Floor New York, NY 10004	23,392	200,000	7,797	accredited investor
Total		643,277	US$ 5,500,019	214,426
* Pursuant to Section 4(c) of this Agreement, indicate whether or not Purchaser is an “accredited investor” and/or a “US person” and, if Purchaser is Israeli, which type of “institutional investor” under the Addendum, if any.

ANNEX B

Plan of Distribution

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.